Exhibit 99.1

Legacy Education Reports Strong Fiscal 2025 Results with 40% Revenue Growth and Record Enrollment

LANCASTER, Calif., Sept. 25, 2025 /PRNewswire/ — Legacy Education Inc. (“Legacy Education” or the “Company”) (NYSE American: LGCY), a leading provider of career education healthcare programs, today announced financial and operating results for the fourth quarter and fiscal year ended June 30, 2025.

Legacy Education Inc. will host a conference call to discuss fourth quarter and fiscal year-end financial results on Thursday, September 25, 2025, at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at: Q4 and Full FY 2025 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register at a minimum 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. Toll-free dial-in number is (877) 407-9785 and international dial-in number is (201) 689-8843.

Fourth Quarter 2025 Financial Highlights

●	Revenue grew 40.8% to $17.9 million

●	New student starts increased 15.7%

●	EBITDA of $2.1 million and adjusted EBITDA of $2.4 million

●	Net income of $1.2 million

Fiscal Year Ended June 30, 2025 Financial and Operational Highlights

●	Revenue grew 39.5% to $64.2 million

●	New student starts increased 26.9%

●	EBITDA of $10.4 million and adjusted EBITDA of $11.0 million

●	Net income of $7.5 million

●	Diluted earnings per share of $0.56

●	Ended year with student population of 3,101, 41.8% higher than 2024

Strategic Developments

●	Approval of 3 New Degree Programs & 2 Certificate Programs

●	Earned NLN CNEA Initial Accreditation for RN-BSN Track

●	Appointed 2 New Board Members & Established Advisory Board to Support Growth and Expansion

“With record enrollment, expanded program offerings, and strong financial performance, Legacy Education is well-positioned to continue its growth trajectory in 2026,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education Inc. “We remain focused on executing on our mission and building value for our students, the communities we serve, and shareholders.”

YEAR END FINANCIAL RESULTS

Year ended June 30, 2025 compared to June 30, 2024

●	Revenue was $64.2 million in fiscal 2025 compared to $46.0 million in fiscal 2024, an increase of $18.2 million, or 39.5%. The increase was primarily due to increased student enrollment and the increase in pricing of certain programs.

●	Educational services were $34.2 million in fiscal 2025 compared to $26.4 million in fiscal 2024, an increase of $7.9 million, or 30.0%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments, increased rent, externship fees, and our investments in our RN program offset by a decrease in non-cash compensation charge of $1.3 million related to stock option grants.

●	General and administrative expense was $19.3 million in fiscal 2025, compared to $13.0 million in fiscal 2024, an increase of $6.3 million, or 48.2%. The increase was primarily attributable to an increase in marketing expenses, professional fees and bad debt expense. Of the total general and administrative expense, $4.7 million and $4.1 million relate to marketing expenses for fiscal 2025 and 2024, respectively.

(Table to Follow

in Thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
	Unaudited	Unaudited
REVENUE
Tuition and related income, net	$17,950,235	$12,752,420	$64,168,025	$46,000,316
OPERATING EXPENSES
Educational services	9,446,177	8,548,697	34,246,953	26,351,326
General and administrative	6,333,951	3,253,367	19,267,153	12,999,164
General and administrative - related party	55,175	42,000	225,875	168,000
Depreciation and amortization	124,672	75,865	441,718	265,036
Total costs and expenses	15,959,975	11,919,929	54,181,699	39,783,526

OPERATING INCOME	1,990,260	832,491	9,986,326	6,216,790

Interest expense	(28,721)	(14,864)	(112,731)	(118,162)
Interest income	287,433	359,814	1,149,234	886,834
Total other income	258,712	344,950	1,036,503	768,672

INCOME BEFORE INCOME TAXES	$2,248,972	$1,177,441	$11,022,829	$6,985,462

Income tax expense	(1,022,005)	(216,099)	(3,488,597)	(1,870,610)
NET INCOME	$1,226,967	$961,342	$7,534,232	$5,114,852

Net income per share
Basic net income per share	$0.10	$0.10	$0.65	$0.55
Diluted net income per share	$0.09	$0.10	$0.59	$0.53
Basic weighted average shares outstanding	12,397,451	9,291,149	11,581,383	9,291,149
Diluted weighted average shares outstanding	13,621,522	9,691,149	12,685,036	9,691,149

Selected Consolidated Balance Sheet Data:	June 30, 2025

Cash and cash equivalents	$20,316,357
Current assets	37,753,027
Total assets	69,205,138
Current liabilities	13,780,773
Total stockholders’ equity	41,043,520

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to our financial results regarding EBITDA and adjusted EBITDA. This reconciliation adjusts the related GAAP financial measures to exclude operating income to adjust the impact of non-cash compensation in the periods presented. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our prior and proposed acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended		Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$1,226,967	$961,342	$7,534,232	$5,114,852

Adjusted to exclude the following:

Interest expense (income), net	(258,712)	(344,945)	(1,036,503)	(768,672)
Provision for income taxes	1,022,005	216,098	3,488,597	1,870,610
Depreciation and amortization	124,672	75,864	441,718	265,036
EBITDA	2,114,932	908,359	10,428,044	6,481,826

Non-cash compensation	269,246	1,882,064	552,799	1,882,064

Adjusted EBITDA	$2,384,178	$2,790,423	$10,980,843	$8,363,890

2025 FOURTH QUARTER FINANCIAL RESULTS

Quarter ended June 30, 2025 compared to June 30, 2024

●	Total revenue increased $5.2 million, or 40.8%, to $17.9 million, compared to $12.8 million.

●	EBITDA increased $1.2 million, or 133%, to $2.1 million, compared to $0.9 million.

About Legacy Education Inc.

Legacy Education (NYSE: LGCY) is an award-winning, nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administrative, and several others. The Company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing education footprint via organic enrollment growth, addition of new programs and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the Company’s operations and business strategy and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Contact Legacy Education Inc.

Investor Relations

ir@legacyed.com

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